Exhibit 99.1

For Immediate Release

Contact: David Messenger, CFO

Phone: 720.283.6120

UDR Announces Extension of Early Tender Deadline
of Previously Announced Tender Offer and Consent Solicitation
for Its 81/2% Debentures Due September 15, 2024

DENVER, CO (August 18, 2009) UDR, Inc. (NYSE: UDR), a leading multifamily real estate investment trust (REIT), today announced that it has extended the early tender deadline in respect of its previously announced cash tender offer and consent solicitation (the “Offer”) for its 81/2% Debentures Due September 15, 2024 (the “Notes”)(CUSIP No. 910197AC6), to 5:00 P.M., Eastern Time, on August 19, 2009, unless extended or earlier terminated (the “Extended Early Tender Deadline”), from 5:00 P.M., Eastern Time, on August 17, 2009. As a result of the extension of the early tender deadline, the consent solicitation (the “Solicitation”) will expire at the Extended Early Tender Deadline. All other terms of the Offer and Solicitation remain the same.

Because the withdrawal deadline for the Offer has already expired, Notes previously tendered and consents previously delivered cannot be withdrawn. Holders who validly tender their Notes and deliver their consents at or prior to the Extended Early Tender Deadline will receive $1,010 per $1,000 principal amount of Notes tendered, which includes an early tender payment of $30 per $1,000 principal amount of Notes, if their tendered Notes are accepted for purchase.

The Offer is scheduled to expire at 11:59 P.M., Eastern Time, on August 31, 2009, unless extended or earlier terminated (the “Expiration Time”). Holders who validly tender their Notes and deliver their consents after the Extended Early Tender Deadline but by the Expiration Time will receive $980 per $1,000 principal amount of Notes if the Notes are accepted for purchase.

As set forth in the Offer to Purchase and Consent Solicitation Statement, a condition to the Offer is the receipt of validly tendered Notes and consents of the holders of at least a majority of the aggregate principal amount of the Notes outstanding at or prior to the Extended Early Tender Deadline, which condition may be waived by the Company in its sole discretion.

The complete terms and conditions of the Offer and Solicitation are described in the Offer to Purchase and Consent Solicitation Statement dated August 4, 2009, copies of which were previously sent to holders of the Notes. Except for the extension of the Early Tender Deadline and the Solicitation, all other terms and condition of the Offer and Solicitation remain unchanged. Copies of the Offer to Purchase and Consent Solicitation Statement and letter of transmittal may be obtained by contacting Global Bondholders Services Corporation as Information Agent at (866) 924-2200 (U.S. toll-free) or (212) 430-3774. The Company has engaged Wells Fargo Securities to serve as Dealer Manager for the tender offer. Questions regarding the tender offer and consent solicitation may be directed to Wells Fargo Securities at (866) 309-6316 (U.S. toll-free) or (704) 715-8341.

None of the Company, the Dealer Manager or the Information Agent make any recommendations as to whether holders should tender their Notes or deliver consents pursuant to the Offer, and no one has been authorized by any of them to make such recommendations. Holders must make their own decisions as to whether to tender Notes and deliver consents, and, if so, the principal amount of Notes to tender.

This press release does not constitute an offer to purchase, a solicitation of an offer to sell nor a solicitation of consents with respect to, any Notes or other securities, nor shall there be any purchase of Notes in any state or jurisdiction in which such offer, solicitation or purchase would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. The tender offer and consent solicitation is being made solely by the Offer to Purchase and Consent Solicitation Statement dated August 4, 2009.

About UDR, Inc.

UDR, Inc. (NYSE: — News), an S&P 400 company, is a leading multifamily real estate investment trust with a demonstrated performance history of delivering superior and dependable returns by successfully managing, buying, selling, developing and redeveloping attractive real estate properties in targeted U.S. markets. As of August 1, 2009, UDR owned 44,990 apartment homes and had 1,916 homes under development. For over 37 years, UDR has delivered long-term value to shareholders, the best standard of service to residents, and the highest quality experience for associates. Additional information can be found on the Company’s website at www.udr.com.

Forward-Looking Statements

Certain statements made in this press release may constitute “forward-looking statements.” The words “expect,” “intend,” “believe,” “anticipate,” “likely,” “will” and similar expressions generally identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated, due to a number of factors, which include, but are not limited to, unfavorable changes in the apartment market, changing economic conditions, the impact of inflation/deflation on rental rates and property operating expenses, expectations concerning availability of capital and the stabilization of the capital markets, the impact of competition and competitive pricing, acquisitions or new developments not achieving anticipated results, delays in completing developments and lease-ups on schedule, expectations on job growth, home affordability and demand/supply ratio for multifamily housing, expectations concerning development and redevelopment activities, expectations on occupancy levels, expectations concerning the Vitruvian Park project, expectations that automation will help grow net operating income, expectations on post-renovated stabilized annual operating income, expectations on annualized net operating income and other risk factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time, including the Company’s Annual Report on Form 10-K and the Company’s Quarterly Reports on Form 10-Q. These forward-looking statements and such risks, uncertainties and other factors speak only as of the date of this press release, and the Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in the Company’s expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based, except to the extent otherwise required by law.